Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
C. Brett Burford	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2009 Third Quarter
COPPELL, TEXAS, May 13, 2009 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its fiscal 2009 third quarter ended March 31, 2009:
Third Quarter 2009 Consolidated Results
Net loss for the current quarter was $135,000, compared to net income of $639,000 for the third quarter of the 2008 fiscal year. On a fully diluted basis, the net loss per share was $0.02 for the 2009 third quarter, compared to a net income per share of $0.11 in the same period of the prior year. Weighted average diluted shares outstanding for the current fiscal quarter was 5,705,000 versus 5,700,000 for the same period last year.
Net sales for the quarter decreased $2,918,000, or 5.0%, to $52,000,000, compared to $54,918,000 reported in the third quarter of the last fiscal year. The decrease was attributed to reduced sales in the Specialty segment, which is more closely related to new home development, offset by an increase in Mass segment sales.
The Company also reported non-recurring charges of $725,000 which included approximately $250,000 in charges related to the February restructuring, approximately $350,000 in attorney fees related to resolving a lawsuit with a former Woodard sales representative, and $125,000 for the second quarter waiver received from Frost National Bank in relation to the Fixed Charge Coverage Ratio on the Company’s line of credit.
“Our third quarter results are reflective of our continuing efforts to realize cost synergies from the Woodard acquisition, in addition to realigning our resources and right-sizing our corporate structure to achieve our long-term growth strategy,” commented J. Marcus Scrudder, Craftmade’s Chief Executive Officer. “Excluding non-recurring charges, the Company would have generated a profit in the third quarter.”

Gross Profit; Selling, General and Administrative (“SG&A”) Expense and Interest Expense
Gross profit of the Company as a percentage of net sales was 16.5% for the quarter ended March 31, 2009, compared to 19.5% for the quarter ended March 31, 2008, a decline of 3.0%. This was primarily due to the relative increase in the proportion of sales in the lower-margin Mass segment.
Total SG&A expenses of the Company decreased $962,000 to $7,886,000 for the quarter ended March 31, 2009, compared to $8,848,000, for the same period in the prior year. The decrease was primarily due to lower commissions and a reduction in advertising spending offset by an increase in salaries and wages and incremental bad debt expense. As stated above, the $250,000 restructuring charge incurred due to a company-wide workforce reduction attributed to the increase in salaries and wages.
Both interest expense and minority interest expense decreased from the same quarter in the prior year. Lower interest rates in effect during the quarter decreased interest expense by $191,000 to $333,000, compared to $524,000 for the same period in the prior year. Minority interest expense decreased $178,000 to $89,000, compared to $267,000 for the same period in the prior year. This decrease is attributed to lower profits at Design Trends as a result of the decline in sales and higher cost of goods.
Fiscal 2009 Third Quarter Segment Results
Net sales of the Specialty segment decreased $7,976,000, or 34%, to $15,170,000, compared to $23,146,000 reported in the same quarter last year. Specialty segment sales of fans, lighting related products and outdoor furniture are more closely related to new home starts and continued to be impacted by the weak overall housing market, a very difficult credit environment, and reduced consumer spending.
Net sales of the Mass segment increased $5,058,000, or 16%, to $36,830,000, compared to $31,772,000 reported in the same quarter last year. Although lighting and accessories declined $2,383,000 from the prior-year quarter, outdoor furniture contributed $7,441,000, or an increase of 31%, from the third quarter of 2008. The decrease in lighting and accessories correlated to reduced consumer spending as sales orders declined in fan and lighting accessories in addition to lower sales of the mix and match portable lamps from our largest mass retailer. Increased Woodard sales were primarily due to higher direct shipments as well as the seasonal nature of outdoor furniture sales, which generally peak in the December to April timeframe.
“As I indicated last quarter, we are committed to returning the Company to profitability. On a sequential basis, we improved our financial performance, as evidenced by our bottom line results. We continue to navigate through a challenging operating environment by developing and implementing immediate plans to mitigate the impact of the current economic downturn. Capitalizing on our strengths as industry innovators, our efforts remain focused on creating new product designs and offerings, improving market share in existing and new distribution channels and leveraging cross-selling opportunities,” commented J. Marcus Scrudder, Craftmade’s Chief Executive Officer. “We expect the benefits from cost-reduction activities, improvements in operating efficiencies and expansion of account relationships to manifest in improved sales and lower costs, and ultimately return Craftmade to sustained profitability,” said Mr. Scrudder.

Conference Call
A conference call to discuss the Company’s results for the quarter ended March 31, 2009 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial (800) 860-2442 a few minutes before the start time and reference the Craftmade International event. Additionally, a replay of the earnings conference call will be available after the completion of the call through May 21, 2009, and can be accessed by dialing (877) 344-7529 and reference confirmation code 430563. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan. More information about Craftmade International, Inc. can be found at www.craftmade.com.
Various statements in this Press Release or incorporated by reference herein, in future filings with the Securities and Exchange Commission, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008
Net sales	$52,000	$54,918
Cost of goods sold	(43,407)	(44,226)

Gross profit	8,593	10,692

Gross profit as a percentage of net sales	16.5%	19.5%

Selling, general and administrative expenses	(7,886)	(8,848)
Depreciation and amortization	(294)	(210)

Total operating expenses	(8,180)	(9,058)

Income from operations	413	1,634

Interest expense, net	(333)	(524)
Other income (expense)	(125)	139

Income (loss) before income taxes and minority interest	(45)	1,249
Income tax (expense) / benefit	(1)	(343)

Income (loss) before minority interest	(46)	906

Minority interest	(89)	(267)

Net income (loss)	$(135)	$639

Weighted average common shares outstanding:
Basic	5,705	5,694
Diluted	5,705	5,700

Basic earnings (loss) per common share	$(0.02)	$0.11

Diluted earnings (loss) per common share	$(0.02)	$0.11

Cash dividends declared per common share	$—	$0.12

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash	$1,687	$1,269
Accounts receivable, net	45,002	23,644
Inventories, net	23,267	22,420
Income taxes receivable	1,620	1,485
Deferred income taxes	1,312	1,332
Prepaid expenses and other current assets	2,400	2,574

Total current assets	75,288	52,724

Property and equipment, net	11,297	11,060
Goodwill	14,745	14,419
Other intangibles, net	1,146	1,300
Other assets	2,462	2,457

Total non-current assets	29,650	29,236

Total assets	$104,938	$81,960

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$22	$182
Accounts payable	17,659	8,411
Other accrued expenses	2,063	3,329
Current portion of long-term obligations	34,466	507

Total current liabilities	54,210	12,429

Non-current liabilities
Long-term obligations	9,983	27,759
Deferred income taxes	1,117	1,117

Total non-current liabilities	11,100	28,876

Total liabilities	65,310	41,305

Minority interest	3,254	3,562

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 10,204,420 shares issued	102	102
Additional paid-in capital	22,305	22,215
Retained earnings	52,093	52,902
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)
Total stockholders’ equity	36,374	37,093

Total liabilities, minority interest and stockholders’ equity	$104,938	$81,960